Exhibit 99.1

Investor Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Reports Unsealing
of Previously Filed False Claims Act Complaint
Against Manufacturers of Bone Growth Stimulators

BOSTON, Apr 15, 2009 — Orthofix International N.V. (NASDAQ: OFIX) (the Company) today announced that a federal False Claims Act, or qui tam, complaint filed on March 23, 2005 against the primary manufacturers of bone growth stimulators in the U.S., including the Company, has been unsealed by the United States District Court for the District of Massachusetts.  The civil complaint against these manufacturers of bone growth stimulators appears to focus on alleged reimbursement-related false claims associated with the sale versus the rental of those devices.

The unsealing of the civil qui tam action is routine procedure and allows the individual plaintiff involved to pursue civil claims in federal court.  The Company indicated that this week it also received what it believes is a related subpoena from the Department of Justice (DOJ) requesting documentation for a period from 1995 to 2009.  The Company believes the DOJ is requesting information primarily related to claims for reimbursement for the sale of stimulation devices.

Orthofix announced earlier this month that its subsidiary, Orthofix Inc., was approved for accreditation by the Accreditation Commission for Health Care, Inc., (ACHC) for the provision of Durable Medical Equipment, Prosthetics, Orthotics, and Supplies (DMEPOS) services.  Obtaining accreditation is currently a voluntary activity where healthcare organizations submit their internal policies, processes and patient care delivery systems for peer review against national standards.  Meeting and maintaining such accreditation status indicates the Company’s compliance with ACHC’s standards and its commitment to quality in the provision of DMEPOS services.

About Orthofix
Orthofix International, N.V., a global medical device company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages--helping them achieve a more active and mobile lifestyle. Orthofix's products are widely distributed around the world to orthopedic surgeons and patients via Orthofix's sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Musculoskeletal Transplant Foundation, Texas Scottish Rite Hospital for Children and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.